                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                         Coeur d'Alene Mines Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    192108108
                           --------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.    Name of Reporting Persons:
      JMB Capital Partners, L.P.

            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions):
      (a) [ ]
      (b) [X]

--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      California
--------------------------------------------------------------------------------
Number of Shares                    5.    Sole Voting Power:
Beneficially Owned
By Each Reporting                         0
Person With                         --------------------------------------------
                                    6.    Shared Voting Power:

                                          0
                                    --------------------------------------------
                                    7.    Sole Dispositive Power:

                                          0
                                    --------------------------------------------
                                    8.    Shared Dispositive Power:

                                          0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      0
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions):

      PN
--------------------------------------------------------------------------------

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.    Name of Reporting Persons:
      Smithwood Partners, LLC

            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions):
      (a) [ ]
      (b) [X]

--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      California
--------------------------------------------------------------------------------
Number of Shares                    5.    Sole Voting Power:
Beneficially Owned
By Each Reporting                         0
Person With                         --------------------------------------------
                                    6.    Shared Voting Power:

                                          0
                                    --------------------------------------------
                                    7.    Sole Dispositive Power:

                                          0
                                    --------------------------------------------
                                    8.    Shared Dispositive Power:

                                          0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      0
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions):

      OO, HC
--------------------------------------------------------------------------------

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.    Name of Reporting Persons:
      Jonathan Brooks

            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions):
      (a) [ ]
      (b) [X]

--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      United States
--------------------------------------------------------------------------------
Number of Shares                    5.    Sole Voting Power:
Beneficially Owned
By Each Reporting                         0
Person With                         --------------------------------------------
                                    6.    Shared Voting Power:

                                          0
                                    --------------------------------------------
                                    7.    Sole Dispositive Power:

                                          0
                                    --------------------------------------------
                                    8.    Shared Dispositive Power:

                                          0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      0
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions):

      IN
--------------------------------------------------------------------------------

CUSIP No.
192108108


ITEM 1.

        (a)        Name of Issuer:
                   Coeur d'Alene Mines Corporation

        (b)        Address of Issuer's Principal Executive Offices:
                   505 Front Avenue, P.O. Box I
                   Coeur d'Alene, Idaho 83816

ITEM 2.

        (a)        Names of Persons Filing:
                   (i) JMB Capital Partners, L.P., a California limited partnership, (ii) Smithwood Partners, LLC, a California limited liability company and (iii) Jonathan Brooks, an individual

        (b)        Address of Principal Business Office:
                   1999 Avenue of the Stars, Suite 2040
                   Los Angeles, California 90067

        (c)        Citizenship:
                   See row 4 of each filer's cover page

        (d)        Title of Class of Securities:
                   Common Stock, par value $1.00 per share

        (e)        CUSIP Number:
                   192108108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

        (a)        [ ]      A Broker or dealer registered under section 15 of
                            the Act (15 U.S.C. 78o);

        (b)        [ ]      A Bank as defined in section 3(a)(6) of the Act
                            (15 U.S.C. 78c);

        (c)        [ ]      An Insurance company as defined in section 3(a)(19)
                            of the Act (15 U.S.C. 78c);

        (d)        [ ]      An Investment company registered under section 8 of
                            the Investment Company Act of 1940 (15 U.S.C 80a-8);

        (e)        [ ]      An investment adviser in accordance with
                            Section 240.13d-1(b)(1)(ii)(E);

        (f)        [ ]      An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g)        [ ]      A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G);

        (h)        [ ]      A savings associations as defined in Section 3(b) of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)        [ ]      A church plan that is excluded from the definition
                            of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                            (15 U.S.C. 80a-3);

        (j)        [ ]      A group, in accordance with
                            Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.
192108108

ITEM 4.        OWNERSHIP

        (a)        Amount beneficially owned:
                   0

        (b)        Percent of class:
                   0.0%

        (c)        Number of shares as to which each filer has:

                   (i)      Sole power to vote or to direct the vote:
                            0

                   (ii)     Shared power to vote or to direct the vote:
                            0

                   (iii)    Sole power to dispose or to direct the
                            disposition of:
                            0

                   (iv)     Shares power to dispose or to direct the
                            disposition of:
                            0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Jonathan Brooks is the managing member and control person of Smithwood Partners, LLC. Smithwood Partners, LLC is the general partner of JMB Capital Partners, L.P.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.            CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

A Joint Filing Agreement is attached hereto as Exhibit 1.

CUSIP No.
192108108

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2003

                                              JMB CAPITAL PARTNERS, L.P.

                                              By:  Smithwood Partners, LLC


                                              By:     /s/ Jonathan Brooks
                                                   -----------------------------
                                              Name:   Jonathan Brooks
                                              Title:  Sole Member and Manager


                                              SMITHWOOD PARTNERS, LLC


                                              By:     /s/ Jonathan Brooks
                                                   -----------------------------
                                              Name:   Jonathan Brooks
                                              Title:  Sole Member and Manager


                                              JONATHAN BROOKS


                                              /s/ Jonathan Brooks
                                              ----------------------------------
                                              Jonathan Brooks, an individual

CUSIP No.
192108108


                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of Coeur d'Alene Mines Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 10, 2003

                                              JMB CAPITAL PARTNERS, L.P.

                                              By:  Smithwood Partners, LLC


                                              By:     /s/ Jonathan Brooks
                                                   -----------------------------
                                              Name:   Jonathan Brooks
                                              Title:  Sole Member and Manager


                                              SMITHWOOD PARTNERS, LLC


                                              By:     /s/ Jonathan Brooks
                                                   -----------------------------
                                              Name:   Jonathan Brooks
                                              Title:  Sole Member and Manager


                                              JONATHAN BROOKS


                                              /s/ Jonathan Brooks
                                              ----------------------------------
                                              Jonathan Brooks, an individual